Exhibit 11


                     GUESS ?, INC. AND SUBSIDIARIES
                  COMPUTATION OF NET EARNINGS PER SHARE
                  (in thousands, except per share data)


                                                    September 29, 1996
                                                 --------------------------
                                                 Three months   Nine months
                                                    ended         ended
                                                  ---------     ---------
Weighted averages shares outstanding during
    the period                                       32,682         32,682

Shares issued to Principal stockholders in
    connection with the Initial Public Offering       1,780            593

Shares issued to public in connection with the
    Initial Public Offering                           4,154          1,385

Equivalent shares issuable for the outstanding
    S distribution notes                                111            111
                                                   --------       --------
                                                     38,727         34,771
                                                   --------       --------
                                                   --------       --------

Pro forma net earnings                              $15,626        $37,638

Pro forma net earnings per share                       $.40          $1.08

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